UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2006

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Executive Bonus Plan

Pharmacyclics maintains an executive cash bonus program administered by the Compensation Committee of the Board of Directors. The purpose of the program is to reward executive officers of the Company, including the chief executive officer, for successful achievement of certain corporate and individual goals. The Compensation Committee historically sets a one year performance period to run from July 1 through June 30 and establishes in advance a list of specific corporate and individual goals as well as specific bonus amounts tied to each goal.

On May 22, 2006, the Compensation Committee approved executive goals and associated bonus target amounts for fiscal year 2007. The bonus targets are divided into three categories: 1) clinical development, 2) corporate development, and 3) individual goals. Bonus targets are payable in an aggregate amount of up to 30% of the executive's base salary, if at all.

The actual bonuses payable for fiscal year 2007 will vary depending on the extent to which actual performance meets, exceeds, or falls short of the targets approved by the Compensation Committee. In addition, the Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that might otherwise be payable to any individual based on actual performance as compared to pre-established goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May 25, 2006

PHARMACYCLICS, INC. By: /s/ LEIV LEA Name: Leiv Lea Title: Vice President, Finance & Administration and CFO and Secretary